Exhibit 99.1

News Release

For Immediate Release

TearLab Closes Acquisition of AOA’s OcuHub Technology Platform

SAN DIEGO, March 14, 2014 – TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today announced the closing of the acquisition of the assets of the OcuHub business unit from AOAExcel, Inc., the for-profit subsidiary of the American Optometric Association (“AOA”).

As of the close of the transaction, the OcuHub purchased assets and business activities will be operated out of a fully-owned subsidiary of TearLab. Barry Barresi, OcuHub’s CEO and former executive director of the AOA, will remain CEO of TearLab’s OcuHub subsidiary. The net purchase was approximately $1.4 million, paid in cash and the Company is in the process of completing the analysis of the accounting treatment of the transaction.

OcuHub, powered by AT&T and Covisint, facilitates an effective and efficient shared care model with a single sign-on portal, which simplifies secure connectivity between doctors, patients, institutions and payers. It is a subscription-based service that is HIPAA compliant and eliminates the need for a complex and expensive IT structure. In addition, eye care practices of all sizes will be able to benefit from OcuHub’s cloud-based technology advances and innovations, such as electronic medical records software, image management and storage, practice management tools and marketing programs.

“We believe that the OcuHub offering is completely aligned with our corporate mission to partner with the eye care community to deliver innovative technologies that enable doctors to provide the highest quality of care for their patients,” commented Elias Vamvakas, TearLab’s Chief Executive Officer. “We are excited to welcome Barry and his team to the TearLab family and look forward to updating everyone on OcuHub’s progress as we move forward.”

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include, without limitation, statements regarding the future potential of the OcuHub network and the TearLab Osmolarity System and the related impact on our sales, which may not grow as anticipated if the OcuHub network is not accepted by the market, which failure may negatively affect our business and our revenues. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 26, 2013, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 13, 2013. We do not undertake to update any forward-looking statements.

CONTACT:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com